Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

WildHorse Resource Development Corporation:

We consent to the use of our report dated August 12, 2016, with respect to the balance sheet of WildHorse Resource Development Corporation as of August 4, 2016, incorporated by reference in this Registration Statement on Form S-8 and included in the prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the SEC on December 15, 2016, which forms part of WildHorse Resource Development Corporation’s Registration Statement on Form S-1, as amended (File No. 333-214569).

(signed) KPMG LLP

Houston, Texas

December 16, 2016